EXHIBIT 99
United Bancorp, Inc.
P. O. BOX 10 · MARTINS FERRY, OHIO 43935 · Phone: 740/633-BANK Fax: 740/633-1448 We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.
201 South 4th at Hickory Streets, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President & CEO	Sr. Vice President & Chief Financial Officer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
FAX:	(740) 633-1448	(740) 633-2073
	ceo@unitedbancorp.com	cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE:February 11, 2011

SUBJECT:	United Bancorp, Inc. Announces Cash Dividend Payment of $0.14 per Share
MARTINS FERRY, OHIO ♦ ♦ ♦ On February 10, 2011, the Board of Directors of United Bancorp, Inc. (UBCP) declared a quarterly cash dividend payment of $0.14 per share for shareholders of record on March 4, 2011, payable on March 18, 2011. Payment is to be paid out of the Company’s capital surplus account which is represented on the Company’s balance sheet included in the periodic reports filed with the Securities and Exchange Commission as “Additional paid-in capital”. This is equal to the cash dividend paid in the first quarter of last year.
UBCP Chairman, President & CEO James W. Everson in making the announcement stated the Form 8-K Report filed today announcing a reduction of $280,000 or $0.06 per share from the amounts reported in its earlier Earnings Release on January 26th did not cause a change in the Board making this cash dividend declaration. “Based upon our 2011 Budget Process, we continue to be excited about our future earnings growth and the continuation of our liberal dividend payment policy.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $423.2 million and total shareholder’s equity of approximately $35.6 million as of December 31, 2010. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.